                                                                    Exhibit 10.6

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made and entered into as of the 1st day of November, 1997, by and among THE HE-RO GROUP, INC., a New York corporation with offices at 550 Seventh Avenue, New York, New York 10118 (the "Company"), on the one hand, and DAVID MINKA, who resides at 350 West 14th Street, No. 3A, New York, New York 10014 (the "Executive"), on the other hand.

                              W I T N E S S E T H:

      WHEREAS, the Company desires to retain the services of the Executive as an employee of the Company; and

      WHEREAS, the Executive is desirous of being an employee of the Company on the conditions hereinafter provided;

      NOW THEREFORE, in consideration of the premises, and of the mutual covenants herein contained, the parties hereto agree as follows:

      1. Employment

            The Company hereby agrees to employ the Executive during the Employment Period, as that term is defined in Section 2, and the Executive agrees to accept such employment on the terms and conditions hereinafter set forth.

      2. Employment Period

            The term of the Executive's employment hereunder (the "Employment Period") shall commence on the date hereof and shall continue until the earlier to occur of October 31, 1998 or the Termination Date (as defined).

      3. Duties and Responsibilities During the Employment Period

            (a) During the Employment Period the Executive shall serve as a designer of the eveningwear sold under the Company's "Black Tie" label.

            (b) Throughout the term of Executive's employment hereunder, Executive will devote his full time, attention and energies to the business and affairs of the Company as appropriate to his responsibilities and duties hereunder except for reasonable vacations and except for illness and incapacity, and, subject to the last two sentences of this Paragraph 3, Executive will not engage in any other business activity whether or not for profit or other pecuniary advantage. Without limiting the generality of the foregoing, during the term of Executive's employment hereunder, Executive will not, directly or indirectly, as an officer, director, stockholder, partner, consultant, owner, employee, agent, creditor or otherwise, be or become interested in or associated with any person, firm or business which firm or business is a Competitor (as defined in Paragraph 11 hereof) or is owned, in whole or part, by, or which person, firm or business employs or has hired as an independent consultant or otherwise, any person Executive would be unable to solicit, induce or attempt to influence as provided in Paragraph 10 hereof. Notwithstanding the foregoing, Executive may engage in the activities identified in clauses (i) and (ii) of this sentence so long as such activities (separately or in the aggregate) do not materially interfere with the performance of Executive's duties and responsibilities hereunder: (i) Executive or any person or entity with which Executive is associated may own, directly or indirectly, up to one (1%) percent of the issued and outstanding stock of a corporation that is a Competitor if such stock is regularly traded on a national securities exchange or in the over-the-counter market; and (ii) Executive may (A) make and manage Executive's personal financial investments so long as such investments do not require Executive's active participation in any person, firm or business; (B) engage in charitable and non-profit community activities.

      4. Compensation During the Employment Period

            As compensation for services to be rendered by the Executive hereunder during the Employment Period, the Company hereby agrees to pay or cause to be paid to the Executive, and the Executive agrees to accept as compensation hereunder, a base fixed salary ("Basic Salary") at the rate of $225,000 per annum payable in substantially equal bi-weekly installments in arrears on the day regular payroll is paid to the employees of the Company.

      5. Benefits

            The Basic Salary shall be exclusive of and in addition to any benefits which become available to the Executive along with other employees of the Company according to his and their respective positions under any profit-sharing plan, disability insurance plan, medical insurance plan, and any other employee benefit plan now or hereafter provided by the Company to any of its employees during the Employment Period (the "Benefits"). The Executive shall be entitled to four (4) weeks paid vacation per year. During the Employment Period, the Executive may participate in all Benefits in effect from time to time as may be made available to the employees of the Company, whether currently in effect or adopted hereafter during the Employment Period, to the extent the Executive meets the eligibility requirements specified in any plan of or relating to a Benefit.

      6. Expenses and Accommodations

            During the Employment Period the Company shall pay the Executive for any reasonable, approved and documented travel and other expenses incurred by him in connection with his rendering of services hereunder.

      7. Definitions Relating to Termination

            7.1 Disability

                  The term "Disability" shall mean any physical or mental condition of the Executive which, in the reasonable discretion of the Board of Directors, after consultation with the Executive's physician, materially impairs the Executive's ability to render the services to be performed by him hereunder if during the Employment Period, for a period of 60 consecutive days or for at least 90 days in any consecutive 180-day period (the "Disability Period"). The Company shall have the right to terminate the employment of Executive for Disability at and as of the end of the Disability Period. During the Disability Period, Company shall continue to pay Executive the Basic Salary; provided, however, that Basic Salary shall be reduced by the amount of any disability income payments Executive may receive during the Disability Period under any policy or plan carried or maintained by or on behalf of Company of which Executive is a beneficiary or participant. The Company shall give the Executive at least seven (7) days' advanced written notice of the termination of his employment hereunder for Disability.

            7.2 Cause

                  (a) The term "Cause" shall mean the existence of any one of the following during the Employment Period:

                        (i) The Executive's willful and continuous failure to perform (A) his duties hereunder (but not mere dissatisfaction with any of the designs created by Executive, assuming such designs created by Executive were not created by Executive in contravention of instructions given to him by the Chairman of the Board of Directors and the Chief Designer) or (B) the services reasonably requested by the Chairman of the Board and Chief Designer of the Company;

                        (ii) Excessive use of alcohol or illegal drugs, interfering with performance of the Executive's obligations under this Agreement;

                        (iii) Conviction of a felony or of any crime involving moral turpitude or fraud; or

                        (iv) Any material breach (not covered by any of the clauses (i) through (iii) hereof) of any of the provisions of Paragraphs 3, 9 or 10 of this Agreement;

      The Company shall notify the Executive in writing of its decision to terminate his employment for Cause which notice shall set forth the Termination Date.

                  (b) If the Executive leaves the employ of the Company for any reason, the cessation of employment will be treated as a termination for Cause. The Executive shall give the Company at least thirty (30) days' advanced written notice of his decision to leave the employ with the Company.

            7.3 Without Cause

                  The term "Without Cause" shall mean a determination of the Board of Directors to terminate the Executive for any reason other than Disability or Cause. The Company shall give the Executive a written notice of the termination of his employment hereunder Without Cause which notice shall set forth the Termination Date.

      For purposes of Paragraph 8 hereof, Executive will be entitled to elect that the Company has terminated his employment Without Cause if Executive is directed without his consent to relocate Executive's principal place of employment within the Company away from New York City, New York. Executive shall evidence such election by notice in writing to the Company within 30 days after Executive receives notification from the Company of the aforesaid event.

            7.4 Termination Date. The term "Termination Date" shall mean:

                  (a) in the case of the termination of the Executive's employment by the Company for Disability, the date specified in the notice delivered by the Company pursuant to Section 7.1 hereof which date shall be at least seven (7) days after the date of such notice;

                  (b) in the case of the termination of the Executive's employment by the Company for Cause, the date specified by the Company in a written notice required by Section 7.2(a);

                  (c) in the case of the Executive's terminating his employment for any reason, the date specified in the notice delivered by the Executive pursuant to paragraph 7.2(b) hereof which date shall be at least thirty (30) days after the date of such notice unless such minimum 30-day period is waived by the Company;

                  (d) in the case of the termination of the Executive's employment by the Company Without Cause, the date specified in the notice delivered by the Company pursuant to Section 7.3 hereof; and

                  (e) in the case of Executive's death, the day on which the Executive dies.

      8. Effect of Termination on Compensation

            (a) If the Executive's employment with the Company is terminated on account of death, Disability or for Cause, the Executive shall be paid his Basic Salary through the Termination Date.

            (b) If Executive's employment is terminated Without Cause, he shall be entitled to an amount equal to the Basic Salary that would have been paid to the Executive had the Employment Period ended on October 31, 1998. The amount due under this Section 8(b) shall be paid in equal bi-weekly installments on the day regular payroll is paid to the employees of the Company through October 31, 1998.

            (c) Upon the termination of his employment with the Company the Executive shall be entitled to benefits under any Benefit plan in accordance with the terms of such plan relating to employees who have ceased to be employed by the Company.

      9. Options

            (a) The Company has granted to the Executive, pursuant to an incentive stock option agreement dated November 4, 1996 (the "Option Agreement"), ("Options") to acquire 50,000 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") under the Company's 1991 Stock Option Plan, such Options to vest as follows: sixty percent (60%) on the Third Anniversary (as defined in the Option Agreement) and twenty percent (20%) on each of the fourth and fifth anniversaries of the closing of the Transaction or of the Transaction Termination Date (each as defined in the Option Agreement). The Options shall have an exercise price (the "Exercise Price") of $0.81 per share. The Options shall be exercisable through the earlier of November, 2003 or the 90th day after the Termination Date.

            (b) The exercise price of the options to purchase Common Stock granted to Executive by the Company under and pursuant to the Company's 1991 Stock Option Plan and evidenced by those certain option agreements dated as of June 29, 1993 and April 12, 1994, as amended by a letter agreement dated March 11, 1996, for 7,500 shares of Common Stock and that certain option agreement dated as of January 19, 1996 for 2,500 shares of Common Stock (individually an "Option Agreement and collectively the "Option Agreement(s) has been reduced from $1.00 per share to $0.81 per share, effective November 4, 1996.

      10. Confidential Information and Restrictive Covenants

            (a) Confidentiality. Executive acknowledges that his relationship with the Company brings him into close contact with the confidential affairs of the Company, its subsidiaries and affiliates. Executive acknowledges that the covenants set forth in this Paragraph 10(a) are specific inducements made by Executive to the Company in connection with the execution of this Agreement.

                  (i) Obligation to Keep Information Confidential. During the term hereof and thereafter, Executive shall preserve the confidential nature of, and will not disclose or make accessible to anyone other than the Company's officers, directors, employees, consultants or agents, and otherwise than within the scope of his employment duties and responsibilities hereunder, any and all information, knowledge or data of or pertaining to the Company, its subsidiaries or affiliates or their respective businesses which information, knowledge or data is not in the public domain, including trade secrets, names and lists of manufacturers, suppliers and customers, manufacturing and production methods, processes, and techniques, pricing policies, marketing strategies, design sketches and specifications, color and fabric samples and swatches, or any other similar matters acquired by Executive in connection with his relationship with the Company at any time prior to and after the date hereof (hereinafter referred to as "Confidential Information") by the Company. In addition, during the term hereof and thereafter Executive will not make use of Confidential Information for his own personal gain. The restrictions on the disclosure of Confidential Information imposed by this subparagraph (i) shall not apply to any Confidential Information that was part of the public domain at the time of its receipt by Executive or becomes part of the public domain in any manner and for any reason other than an act by Executive, unless he is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such Confidential Information, in which event Executive shall provide the Company with prompt notice of such requirement so that the Company may seek a protective order or other appropriate remedy.

                  (ii) Return of Confidential Information and Other Data. Upon the termination of Executive's employment hereunder or at any time the Company may reasonably request, Executive promptly will deliver to the Company all Confidential Information and any other memoranda, notes, records, reports, sketches, specifications, designs, and other documents (and all copies thereof) relating to the Company's business, which he may then possess or have under his control.

            (b) Agreement Not to Solicit

                  (i) General. Executive covenants and agrees not to, directly or indirectly, during the term hereof and during the Restrictive Period (as defined in Paragraph 10), (A) induce or attempt to influence any employee of the Company or any of its subsidiaries or affiliates to leave its employ, or (B) aid any person, business, or firm, including a supplier to, a Competitor, Licensor, Licensee or customer of or a manufacturer for the Company, in any attempt to hire any person who shall have been an employee of the Company or any of its subsidiaries or affiliates at any time during Executive's employ with the Company prior to or after the date hereof, provided, however, that this provision shall not prohibit Executive from so aiding employees of the Company who have left the employ of the Company prior to the date hereof. If the restrictions contained in this Paragraph 10(b)(i) shall be found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court or arbitrator, as the case may be, making such determination shall have the right to reduce such extent, duration, scope or other provisions hereof, and in their reduced form, such restrictions shall then be enforceable in the manner contemplated hereby.

                  (ii) Agreement Not to Compete. Because (A) the Company depends in large measure upon Executive for the operation, development and growth of the Company, (B) Executive has developed and shall continue to develop personal relationships with significant Licensors, customers, manufacturers and suppliers of the Company, its subsidiaries and affiliates and (C) Executive shall have access to and control of Confidential Information, and in consideration of the benefits provided to Executive hereunder, Executive covenants and agrees that if the Company terminates his employment hereunder "for Cause", or if Executive terminates his employment hereunder, then during the Restrictive Period (as defined in Paragraph 11), Executive will not, directly or indirectly, as an officer, director, stockholder, partner, consultant, owner, employee, agent, creditor or otherwise, be or become interested in or associated with any person, firm or business which is a Competitor (as defined in Paragraph 11 hereof) or is owned, in whole or part, by or which employs or has hired as an independent consultant or otherwise any person who Executive would be unable to solicit, induce or attempt to influence as provided in Paragraph 10(b)(i) hereof. Notwithstanding the foregoing, it is agreed that Executive or any person or entity with which Executive is associated may own, directly or indirectly, up to one (1%) percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market. If the restrictions contained in this Paragraph 10(b)(ii) shall be found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court or arbitrator, as the case may be, making such determination shall have the right to reduce such extent, duration, scope or other provisions hereof, and in their reduced form, such restrictions shall then be enforceable in the manner contemplated hereby.

                  (iii) Breach of Agreement. (A) Notwithstanding the provisions of Paragraph 10(c) below and Paragraph 20 hereof, Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the foregoing provisions of this Paragraph 10, the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision of this Paragraph 10 by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage, posting any bond or other security, and without prejudice to any other remedies which may be available at law or in equity. Executive and the Company agree that the Supreme Court of the State of New York in and for the County of New York is a court of competent jurisdiction, and Executive and the Company each consents to the personal jurisdiction of that Court for purposes of such an action or proceeding instituted to obtain equitable relief relating to the provisions of this Paragraph 10; and in connection therewith Executive agrees that process in any action may be served upon him and shall be deemed to be complete when the same is delivered to Executive's residence address as set forth in Paragraph 18. Each of the parties hereto waives any objection based upon forum non conveniens and any objection to venue of any action instituted hereunder.

            (c) Forfeiture. If Executive shall wilfully breach any of the provisions of this Paragraph 10, Executive shall not be entitled to any payments or benefits following the termination of Executive's employment with the Company under Paragraphs 4 and 5 hereof other than Basic Salary through the Termination Date.

      11. Certain Definitions

            (a) Competitor. For purposes of this Agreement the term "Competitor" shall mean any individual, firm, corporation, business, organization, entity or other person primarily engaged in the business of manufacturing, selling, marketing, or consulting with respect to women's eveningwear or special occasion wear. A Competitor shall include only those individuals, firms, corporations, businesses, organizations, entities or other persons that produce such apparel that are sold or plan to be sold in the retail market in the United States and any other geographical territories in which the eveningwear products of the Company or any of its affiliates and subsidiaries are sold.

            (b) Fiscal Year. For purposes of this Agreement, the term "fiscal year" shall mean the 12-month period ending November 4th.

            (c) Licensee. For purposes of this Agreement, the term "Licensee" shall mean those individuals, firms, corporations, businesses, organizations, entities or other persons that license one or more tradenames or trademarks from the Company or any of its subsidiaries and affiliates for use on any products designed, manufactured or sold by such person or any of its subsidiaries or affiliates.

            (d) Licensor. For purposes of this Agreement, the term "Licensor" shall mean those individuals, firms, corporations, businesses, organizations, entities or other persons that license one or more tradenames or trademarks to the Company or any of its subsidiaries and affiliates for use on any products designed, manufactured or sold by the Company or any of its subsidiaries and/or affiliates.

            (e) Restrictive Period. (i) For purposes of Paragraph 10(b)(i) of this Agreement (Non-Solicitation) the term "Restrictive Period" shall mean the period commencing on the Termination Date and ending on the later to occur of October 31, 1998 or last day of the eighteenth month following the Termination Date.

                  (ii) For purposes of Paragraph 10(b)(ii) of this Agreement (Non-Compete) the term "Restrictive Period" shall mean the period commencing on the Termination Date and ending on October 31, 1998.

      12. Entire Agreement

            This Agreement constitutes the entire agreement of the parties hereto with respect to the Executive's employment by and severance agreement with the Company, and all prior agreements and arrangements are hereby superseded and terminated with effect from and after the date hereof. In furtherance of the foregoing, Executive does hereby irrevocably and unconditionally release and forever discharge, and by these presents does for himself, his heirs, executors, issue, administrators, release and forever discharge The He-Ro Group, Ltd., its successors, assigns, representatives and its present and former shareholders, officers, agents, directors, attorneys, employees, affiliates, and subsidiaries (including without limitation, the Company) and each and any one of them and its heirs, executors, administrators, successors and assigns, and all persons acting by, through under or in concert with it from all suits, claims and demands arising out of or in connection with payment of any bonus that may otherwise have been due and payable pursuant to previous agreements. The clause headings used herein are for convenience of reference only, and shall not define or limit the provisions of this Agreement.

      13. Exercise of Rights

            No failure by either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by either party preclude any other or future exercise of that right or any other right hereunder by that party.

      14. Validity of Provisions

            In case any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

      15. No Assignment

            This Agreement shall not be assignable, in whole or in part, by either party, except that the Company may assign this Agreement to and it shall be binding upon any person, firm or company with which the Company may be merged or consolidated, or which may acquire all or substantially all of the assets of the Company. In the event of the merger or liquidation of the Company into another corporate entity, whether foreign or domestic, the obligations of the Company hereunder to the Executive shall remain in full force as to such successor entity and no waiver on the Executive's part shall be deemed made in any respect.

      16. Amendment

            This Agreement may not be amended, terminated or superseded except by an agreement in writing between the Company and the Executive.

      17. Execution of Agreement

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original hereof, and all of which together shall constitute one and the same document. This document may be executed and thereafter transmitted by facsimile and the return facsimile shall constitute an original.

      18. Notices

            All notices hereunder shall be given in writing by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties at the following respective addresses, or at such other address as may from time to time be designated by either party to the other hereunder:

      to the Executive: David Minka
                        350 West 14th Street
                        No. 3A
                        New York, New York  10014
                        Telecopier:

      to the Company:   The He-Ro Group, Inc.
                        550 Seventh Avenue
                        New York, New York  10118
                        Attention: Chief Executive Officer
                        Telecopier: (212) 869-6942

      with a copy to:   Baer Marks & Upham, LLP
                        Attn: Jeffrey Cole, Esq.
                        805 Third Avenue
                        New York, New York  10022-7513
                        Telecopier: (212) 702-5941

      19. Governing Law

            This Agreement shall be governed by, and construed in accordance with the substantive laws of the State of New York and the precedents applicable thereto, exclusive, however, of any provision thereof as to choice of law.

      20. Arbitration

            Subject to Paragraph 10(b)(iii) hereof, any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any such document or instrument shall be settled by arbitration to be held in the City of New York in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunction or other relief in such dispute or controversy and may, if requested by either of the parties, determine which or both of the parties shall bear the costs of the arbitration (other than the costs of each party's legal fees which costs shall be borne by the party incurring same) and, if both parties shall bear the costs, then the allocation of such costs between them. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the New York State courts for this purpose. In any such arbitration, the parties waive personal service of any process or other papers and agree that service thereof may be served upon him and shall be deemed to be complete when the same is delivered to Executive's residence address as set forth in Paragraph 18.

      21. Disclosure of Agreement

            At all times after the execution hereof, Executive shall keep the economic terms of his employment arrangement with the Company strictly confidential and will not disclose any of such terms to any person other than Executive's legal counsel, certified public accountant and spouse, if any, and Executive shall direct such persons to keep such information strictly confidential. Executive shall not be deemed to have breached this Section 21 if he discloses such terms either upon the valid subpoena of this Agreement by a court of competent jurisdiction or upon the written request of the Internal Revenue Service or after the contents of this Agreement have become widely known to the public other than by reason of Executive's actions or in any event after November 4, 1998.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on authority of the Board of Directors and David Minka has hereunto set his hand the day and year first above written.

                                    /s/ David Minka
                                    -------------------------------
                                    David Minka

                                    THE HE-RO GROUP, INC.


                                    By: /s/ Sam Kaplan
                                       -----------------------------
                                       Sam D. Kaplan
                                       Chief Financial Officer